Exhibit 10.14

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

ED/RALPH ASSOCIATES, INC.
(formerly known as PARKER, CLARK DATA
PROCESSING, INC.) and
RALPH/ED ASSOCIATES, INC.
(formerly known as PLATINUM I.T. CONSULTING INC.),

Plaintiffs,
-against-

PLATINUM IT CONSULTING, INC. and
GLOBAL IT HOLDINGS, INC.,

Defendants.
Index No.: 604324/05 FORBEARANCE AGREEMENT

WHEREAS, on or about December 12th, 2005, Ed/Ralph Associates, Inc. and Ralph/Ed Associates, Inc. (collectively the “Plaintiffs”) initiated the above-captioned action to enforce the terms of an August 26th, 2004, Promissory Note made by defendant Platinum IT Consulting, Inc. (“Platinum”) in the principal amount of $1,100,000 U.S. Dollars; and

WHEREAS, the above-captioned action also seeks to enforce the terms of a Security Agreement dated August 26th, 2004, made by Platinum and Global IT Holdings, Inc. (“Global”) in favor of Plaintiffs; and

WHEREAS, a Judgment in this action was entered on May 18th, 2006, against defendant Platinum for $ 1,263,296.56, as a result of its default under the terms of the Promissory Note (the “Platinum Judgment”); and

WHEREAS, that portion of this action seeking to enforce the Security Agreement against Platinum and Global was still pending; and

WHEREAS, the parties entered into a settlement agreement, pursuant to CPLR 3215(i) dated July 28th, 2006; and

WHEREAS, Global and Platinum defaulted pursuant to said settlement agreement by failing to pay $200,000 to Plaintiffs by August 16th as called for by the Settlement Agreement ; and

WHEREAS, a judgment in this action was entered against defendant Global on August 25, 2006, for $1,272,018.50, as a result of its default under the terms of the settlement agreement dated July 28, 2006 (the Global Judgment); and

WHEREAS, the parties desire to enter into a forbearance agreement, and in exchange for good and valuable consideration, receipt of which is hereby acknowledged;

NOW, THEREFORE, IT IS STIPULATED AND AGREED by and between the respective parties that the Plaintiff shall forbear from enforcing the Global Judgment and the Platinum Judgment pursuant to the following terms and conditions:

1.	The above recitals are hereby incorporated as if reinstated herein at length.

2.	In full settlement of the action, Defendants shall pay to Plaintiffs the sum of $850,000 U.S. Dollars (the “Settled Amount”) in the manner and time set forth below:

(a)
$200,000 in cash wired to the account of Sadis & Goldberg LLC, Citibank, N.A.,120 Broadway, New York, NY 10271, ABA Routing # 021000089, Acct. # 44768732 within twenty four (24) hours of Anslow and Jaclin’s receipt of a copy of this Agreement executed by Plaintiffs, and, notwithstanding anything to the contrary stated elsewhere herein, there shall be no cure period in connection with payment pursuant to this paragraph; and

(b)
 Subsequent payments of $50,000 per month to commence on September 1, 2006 and to end on October 1, 2007 to be paid in shares of common stock of Global equal to $50,000 per month based on the market price of Global’s common stock as of first date of each month (“Initial Monthly Issuance”). Plaintiffs and Defendants also agree that in the event that Plaintiffs sell all of the shares issued in connection with a single monthly installment for less than an aggregate net value of $50,000, Plaintiffs are entitled to receive, upon request, additional shares equal to the difference between the aggregate value received by the Plaintiffs and $50,000 (“Additional Monthly Issuance”). Requests for Additional Monthly Issuance shall be made no later than fifteen (15) business days after the Initial Month Issuance for that month.  Plaintiffs and Defendants also agree that in the event that Plaintiffs sell all of the shares issued in connection with a single monthly installment for greater than an aggregate net value of $50,000, Defendants are entitled to receive, upon request, a reduction in the following month’s Initial Monthly Issuance equal to the difference between the aggregate value received by the Plaintiffs and $50,000 (“Reduced Monthly Issuance”). The net value of shares shall be the amount that Plaintiffs receive after commission and after all other expenses incurred based on the sale of the shares.

Upon completion of these payments in the time and manner called for herein, the entire sum of the Settled Amount shall have been paid in full.

3.	The Global common stock shall be delivered to a brokerage account identified by Plaintiffs.

4.	Each of the following events shall constitute an "Event of Default":

(i)
If the initial cash payment set forth in paragraph 2 is not wired to Sadis & Goldberg’s escrow account within 24 hours of Anslow and Jaclin’s receipt of a copy of this agreement executed by Plaintiffs;

(ii)	If an Initial Monthly Issuance of Global common stock is not delivered to the brokerage account on the first day of the month as called for by this Agreement;

(iii)	If an Additional Monthly Issuance of Global common stock is not delivered to the brokerage account within five (5) business days after written request by Plaintiffs;

(iv)
If Global makes a general assignment for the benefit of creditors; a bulk sale; a sale of substantially all the assets of its business; or files a voluntary petition for relief under any chapter or provision of the Bankruptcy Code, 11 U.S.C. ' 101 et. seq. or any amendment or revision thereof, or if Global shall have filed against it an involuntary petition for relief under any chapter or provision of the Bankruptcy Code or any amendment or revision thereof.

5.
Upon the occurrence of an Event of Defualt identified in paragraph 4(i), Plaintiffs shall be entitled to immediately resume enforcement of the Judgments.Upon the occurrence of any other “Event of Default”, the Defendants shall have five business days from their receipt of written notice of the Event of Default, to cure said Default, except in the event that Defendants fail to deliver the Global common stock in the amount, time or manner called for by this Agreement, they shall have thirty (30) days from their receipt of written notice of the Event of Default to cure said Default. However, if more then three Events of Default occur in a six month period, the Defendants shall not be entitled to cure the fourth Event of Default and the Plaintiffs shall be entitled to proceed under paragraph “6” hereof.

6.
If an Event of Default is not timely cured, Plaintiffs shall be entitled to immediately resume enforcement of the Global Judgment, the Platinum Judgment and entitled to immediately resume enforcement of the Security Agreement against Defendants. All monies paid under this Agreement shall be applied to the outstanding amount of the Judgments.

7.
Except as to those duties and obligations set forth herein, upon the full payment of the Settlement Amount in the time and manner called for by this Agreement, Plaintiffs hereby unconditionally release and forever discharge Defendants and each of their heirs, joint venturers, partners, affiliates, parent corporations, subsidiaries, officers, directors, agents, employees, shareholders, legal counsel, predecessors, successors and assigns, of and from any and all manner of actions, causes, causes of action, claims, liabilities, suits, threats, contracts, controversies, torts, Agreement, promises, damages, judgments, execution of claims, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Plaintiffs ever had, now has or may hereafter have against Defendants, by reason of any matter, cause or thing, whatsoever, including, without limitation, any claims for unknown damages or injuries, or unknown consequences or complications of known damages or injuries. Should an Event of Default go uncured, this release shall not be valid.

8.
Plaintiffs represent and warrant to Defendants that the individual(s) signing this Agreement has been duly authorized to sign the Agreement on behalf of Plaintiffs, and Plaintiffs further represent and warrant that, upon execution, this Agreement shall be valid, legally binding and enforceable against Plaintiff in accordance with its terms.

9.
Defendants represent and warrant to Plaintiffs that the individual(s) signing this Agreement have been duly authorized to sign the Agreement on behalf of the respective entities, and Defendants further represent and warrant that, upon execution, this Agreement shall be valid, legally binding and enforceable against Defendant in accordance with its terms.

10.
This Agreement shall be construed and interpreted as a whole and in accordance with its fair meaning, and without regard to, or taking into account, any presumption or other rule of law requiring construction or interpretation against the party preparing this Agreement or any part hereof.

11.	The parties shall each bear their own expenses, legal costs and attorneys’ fees incurred in connection with the negotiation and execution of this Agreement.

12.
This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof.  All prior and contemporaneous agreements, representations, negotiations, and understandings of the parties, oral or written, are merged herein and/or expressly declared void and are superseded by this Agreement.  The parties warrant that no representations have been made to or relied upon by any party to induce the execution of this Agreement except as set forth herein.

13.
 This Agreement, its application and interpretation, and all rights and obligations of the parties hereunder shall be governed by and construed exclusively in accordance with the laws of the State of New York, excluding any choice of law rules which would apply the laws of another jurisdiction.

14.
Any disputes regarding this Agreement shall be exclusively resolved in the state or federal courts, as applicable, located in New York.  Each party consents to the exclusive jurisdiction of such courts and agrees not to bring any action under this Agreement except in New York.

15.	This Agreement may not be altered, modified or amended, except in writing signed by the party to be bound.

16.
The parties shall make, execute and deliver all such documents and perform all such acts from time to time, prior to and following the consummation of this Agreement, to carry out the full intent and purpose of this Agreement.

17.	The parties hereto each represent and warrant that they have read this Agreement, understand its terms, have authority to enter into this Agreement, and intend to be legally bound thereby.

18.	The parties hereto each represent and warrant that they have been given an opportunity to consult with an attorney regarding this settlement and the terms of this Agreement.

19.	This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

20.	This Agreement shall be effective only when it has been fully executed and delivered by all of the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 11th day of September, 2006.

ED/RALPH CORPORATION

By:_____________________________

Its _____________________________

RALPH/ED CORPORATION

By:_____________________________

Its _____________________________

PLATINUM IT CONSULTING, INC.

By:______________________________

Its_______________________________

GLOBAL IT HOLDINGS, INC.

By:_____________________________

Its _____________________________